Exhibit 10.1

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) dated as of January 12, 2026, by and between iRhythm Technologies, Inc., a Delaware corporation (“Company”) and iRhythm Holdings, Inc. (f/k/a LTCM Holdings, Inc.), a Delaware corporation (“Holdco”) and a direct, wholly owned subsidiary of the Company.

RECITALS

WHEREAS, pursuant to that certain Agreement and Plan of Merger and Reorganization dated as of January 12, 2026 (the “Merger Agreement”), by and among Company, Holdco, and LTCM Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Holdco (“Merger Sub”), at the Effective Time (as defined in the Merger Agreement) subject to, and upon the terms and conditions of, the Merger Agreement: (i) Merger Sub will be merged with and into Company (the “Merger”), the separate corporate existence of Merger Sub shall cease and the Company will continue as the surviving corporation of the Merger as a wholly owned subsidiary of Holdco in a transaction pursuant to Section 251(g) of the Delaware General Corporation Law, and (ii) each outstanding share of Common Stock, par value $0.001 per share, of the Company (the “Company Common Stock”) will be converted into one share of Common Stock, par value $0.001 per share, of Holdco (the “Holdco Common Stock”) having the same designations, rights, powers, and preferences, and the qualifications, limitations, and restrictions thereof, as the share of Company Common Stock immediately prior to the Merger (the “Reorganization”);

WHEREAS, in connection with the Reorganization, Company desires to assign to Holdco, and Holdco desires to assume from Company, sponsorship of (i) the Company’s equity incentive plans and award agreements thereunder and (ii) certain other Company arrangements;

WHEREAS, the equity compensation plans to be assigned and assumed include (i) the Company’s 2016 Equity Incentive Plan, the Company’s 2006 Stock Plan, and the Company’s 2016 Employee Stock Purchase Plan, each as amended from time to time, including all subplans, appendices, addendums, and award agreements thereunder (collectively, the “Company Equity Plans”), and (ii) any other arrangements on Exhibit A hereto (the “Other Arrangements”);

WHEREAS, the awards to be assigned and assumed include all (i) stock options to purchase shares of Company Common Stock (“Company Options”), (ii) restricted stock unit awards (including those subject to performance conditions) settleable in Company Common Stock (“Company RSUs”), and (iii) rights to purchase shares of Company Common Stock under the ESPP (“ESPP Rights”) outstanding immediately prior to the Effective Time (collectively, the “Company Equity Awards”), whether granted under the Company Equity Plans or otherwise;

WHEREAS, the Board of Directors of each of Company and Holdco has determined that the Reorganization does not constitute a “Change in Control” under the Company Equity Plans, the Company Equity Awards and, as applicable, the Other Arrangements; and

WHEREAS, the Boards of Directors of each of the Company, Holdco and Merger Sub have determined it is in the best interests of each corporation and its stockholders to enter into this Agreement in order to effectuate the assignment and assumption of the Company Equity Plans and Company Equity Awards upon the terms set forth herein.

EQUITY PLANS, EQUITY AWARDS AND OTHER ARRANGEMENTS

1. Assignment of Company Equity Plans, Company Equity Awards and Other Arrangements

Effective as of the Effective Time, Company hereby assigns, transfers, and conveys to Holdco all of Company’s rights, obligations, and liabilities under: (a) the Company Equity Plans; (b) each Company Equity Award and agreement or instrument evidencing the same, and (c) the Other Arrangements listed on Exhibit B.

2. Assumption by Holdco

Effective as of the Effective Time, Holdco hereby: (a) accepts the assignment described in Section 1; (b) assumes and agrees to perform all of the obligations of Company under the Company Equity Plans, Company Equity Awards, and Other Arrangements; and (c) acknowledges that each Company Equity Award shall, as of the Effective Time, be adjusted and converted as follows:

•	Company RSUs shall become rights with respect to Holdco Common Stock on the same terms, conditions, and vesting schedules as applied immediately prior to the Effective Time.

•	Company Options shall become options to purchase Holdco Common Stock on the same terms, conditions, vesting schedules, and exercise prices as applied immediately prior to the Effective Time, with appropriate adjustments in accordance with Section 424(a) of the Internal Revenue Code of 1986, as amended (the “Code”) to preserve ISO status under Section 422 of the Code and ESPP qualification under Section 423 of the Code.

•	ESPP Rights shall become rights to purchase Holdco Common Stock on the same terms, conditions, offering period schedules and offering prices as applied immediately prior to the Effective Time.

3. Automatic Amendment

At the Effective Time, the Company Equity Plans, Company Equity Awards, the Other Arrangements and any provision of any other compensatory plan, agreement, or arrangement shall each be automatically deemed to be amended, to the extent necessary or appropriate, to provide that: (a) references to “Company” shall be read to refer to “Holdco” and (b) references to “Company Common Stock” shall be read to refer to “Holdco Common Stock”; provided, however that for purposes of award agreements for performance stock units, for performance metrics that are not based on the Company’s stock price shall continue to refer to the “Company” and not “Holdco,” unless otherwise determined by the Compensation and Human Capital Management Committee of Holdco.

4. Post-Closing Actions

Holdco covenants and agrees to: (a) reserve sufficient shares of Holdco Common Stock to satisfy its obligations with respect to the Company Equity Plans and Company Equity Awards; (b) prepare and execute all amendments to the Company Equity Plans and Other Arrangements and agreements as necessary to evidence Holdco’s assumption; (c) provide notice of such assumption to holders of Company Equity Awards and any other notices required for the Other Arrangements; and (d) make any filings with the Securities and Exchange Commission as may be required in connection therewith.

5. Change in Control

The parties agree that the Reorganization does not constitute a “Change in Control” or similar under the Company Equity Plans, the Company Equity Awards or the Other Arrangements.

6. Further Assurances

From time to time and at all times hereafter, each party shall take all reasonable and lawful action and execute and deliver all documents necessary to further implement and carry out the intent of this Agreement.

7. Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its conflicts-of-laws principles.

8. Counterparts

This Agreement may be executed in counterparts (including by electronic signature), each of which shall be deemed an original, and all of which together shall constitute one and the same agreement.

[Signature Pages Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY:
iRhythm Technologies, Inc.
By:	/s/ Daniel Wilson
Name: Daniel Wilson
Title: Chief Financial Officer

HOLDCO:
iRhythm Holdings, Inc.
By:	/s/ Daniel Wilson
Name: Daniel Wilson
Title: Chief Financial Officer

EXHIBIT A

1.	Amended and Restated Executive Change in Control and Severance Policy and the Participation Agreements thereunder.

2.	Compensation Recovery Policy, dated August 10, 2023

3.	Restated Misconduct Compensation Recovery Policy, dated August 10, 2023

4.	Indemnification Agreements by and among the Company and each of its directors and executive officers